Exhibit 3.5

FIRST AMENDMENT TO THE

BY-LAWS

OF

DIAMOND-ORION HOLDCO, INC.

The By-laws of Diamond-Orion HoldCo, Inc., a Delaware corporation (the “Corporation”), adopted as of December 9, 2015 (the “By-laws”), are hereby amended, pursuant to action duly taken by the board of directors of the Corporation on the date hereof, by deleting all references to “Diamond-Orion HoldCo, Inc.” and replacing all such references with “DowDuPont Inc.”

Except as hereby amended, the By-laws shall remain the same.

Adopted: February 9, 2016